                                                                   Exhibit 4.4.2
                                                                   -------------

                              SECOND AMENDMENT TO
                               CREDIT AGREEMENT

         This Second Amendment to Credit Agreement ("Amendment") is entered into as of November 14, 2000, by and between Imperial Bank ("Bank") and Synbiotics Corporation ("Borrower").

                                   RECITALS
                                   --------

This Amendment is being entered into in reference to the following facts:

         (a) The Borrower and the Bank entered into that certain Credit Agreement, dated as of April 12, 2000, as amended by that certain First Amendment to Credit Agreement, dated as of April 18, 2000 (as otherwise amended, restated, modified, supplemented or revised from time to time prior to the date hereof, the "Credit Agreement"). Capitalized terms used herein without definition have the meaning assigned thereto in the Credit Agreement.

         (b) The Bank and the Borrower desire to amend the Credit Agreement in certain respects subject to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows.

                            ARTICLE 1 - AMENDMENTS
                            ----------------------

1.1  Amendment of Section 1.01 Term Loan Commitment. Section 1.01 of the Credit
     ----------------------------------------------
     Agreement is hereby amended and restated in its entirety as follows:

1.01     Term Loan Commitment.

(a) Term Loan. Subject to the terms and conditions of this Agreement, Bank shall make available to Borrower a term loan (the "Term Loan") in the amount of Six Million Three Hundred Thousand Dollars ($6,300,000) the proceeds of which shall be used only for refinancing of Borrower"s existing senior debt. Borrower promises to pay to Bank, on or before the first (1st) day of each month the outstanding principal balance of the Term Loan in sixteen (16) equal monthly installments of One Hundred Thousand Dollars ($100,000) plus interest, commencing December 1, 2000 and continuing until March 29, 2002 ("Term Loan Maturity Date") at which time all principal outstanding on the Term Loan and all accrued but unpaid interest thereon shall be due and payable in full.

(b) Term Loan Interest. Borrower further promises to pay, together with each payment of principal under the Term Loan payable in accordance with Section 1.1(a) on the (1st) day of each month through the Term Loan Maturity Date interest on the average daily unpaid balance for the Term Loan during the immediately preceding month at a rate of interest equal to a rate per annum which Bank has announced as its prime lending rate ("Prime Rate"), which shall vary concurrently with any change in such Prime Rate, plus the Applicable Prime Margin. The Applicable Prime Margin means the margin set forth in the table in Section 1.07. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the Term Loan is outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

(c) Term Loan Note. The terms of the Term Loan shall be contained in a promissory note, dated the date of this Agreement, evidencing Borrower"s obligation to repay the Term Loan, substantially in the form of Exhibit A attached hereto.

1.2  Amendment of Section 1.02 Asset Based Line of Credit Commitment. Section
     ---------------------------------------------------------------
     1.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

1.02          Asset Based Line of Credit Commitment

(a) Line of Credit " Accounts Receivable and Inventory Borrowing Base Constrained. Subject to all the terms and conditions of this Agreement, provided that no event of default then has occurred and is continuing, Bank shall upon Borrower"s request, make advances ("ABL Loans") to Borrower, from time to time and in such amounts as Borrower shall request up to an aggregate principal amount outstanding at any one time not to exceed the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) (the "ABL Line of Credit") or (ii) the Borrowing Base. For the purposes of this Agreement, the "Borrowing Base," as of any date of determination, shall mean the result of:

              (1) Eighty percent (80%) of Eligible Accounts, plus

              (2) Twenty-five percent (25%) of Eligible Inventory, not to exceed One Million Five Hundred Thousand Dollars ($1,500,000); provided,
                                                                      --------
              however, that at any time during the effectiveness of this
              -------
              Agreement, the aggregate amount of all ABL Loans outstanding on the basis of Eligible Inventory shall not exceed the aggregate amount of all ABL Loans outstanding on the basis of Eligible Accounts, as such Eligible Accounts and such Eligible Inventory may be adjusted from time to time as provided for under Section
              4.15 hereof .

          If at any time or for any reason, the outstanding principal amount of the ABL Loan Account (as defined below) is greater than the lesser of: (x) the Borrowing Base or (y) the ABL Line of Credit, Borrower shall immediately pay to Bank, in cash, the amount of such excess. Any commitment of Bank, pursuant to the terms of this Agreement, to make ABL Loans shall expire on the ABL Maturity Date (as hereinafter defined), subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. Provided that no Event of Default (as hereinafter defined) has occurred and is continuing, all or any portion of the ABL Loans advanced by Bank which are repaid by Borrower shall be available for reborrowing in accordance with the terms hereof. Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the ABL Loan Account on the earlier of demand by Bank or March 29, 2002 ("ABL Maturity Date").

(b) Limitation on Advance of any ABL Loans. Notwithstanding any of the provisions contained in Section 1.02 (a) hereof, prior to any advance of an ABL Loan, a representative of Bank shall have conducted an audit of Borrower's books and records relating to the Accounts and Inventory and any other Collateral for the ABL Loans and made extracts therefrom, and arranged for verification of the Accounts, directly with the account debtors or otherwise, and of the Inventory all with results satisfactory to Bank, the cost of such audit shall be at Borrower's sole expense. Based on Bank's review of such audit, and prior to the advance of an ABL Loan in accordance with the terms hereof, Bank may adjust the Borrowing Base percentage, in its sole and reasonable discretion, as provided for under Section 4.15 hereof.

(c) Loan Ledger Account; Use of Proceeds. The amount of each ABL Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank for the ABL Loans (herein called the "ABL Loan Account") and Bank shall credit the ABL Loan Account with all loan repayments in respect thereof made by Borrower. ABL Loans may only be used for supporting growth in working capital and the issuance of letters of credit.

(d) ABL Loans Interest. Borrower further promises to pay to Bank from the date of the advance of the initial ABL Loan through the ABL Maturity Date, on or before the first (1st) day of each month, interest on the unpaid balance of the ABL Loan Account at a rate of interest equal to the Prime Rate, which shall vary concurrently with any change in such Prime Rate, plus the Applicable Margin. The Applicable Margin means the margin set forth in the table in Section
1.07. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance of the ABL Loans are outstanding divided by 360, which shall for interest computation purposes be considered one (1) year.

(e) Certain Definitions. As used herein the following terms shall have the following meanings:

          "Accounts" means any right to payment for goods sold or leased, or rented, or to be sold or to be leased, or to be rented, or for services rendered or to be rendered no matter how evidenced, including accounts receivable, contract rights, chattel paper, instruments, purchase orders, notes, drafts, acceptances, general intangibles and other forms of obligations and receivables.

          "Collateral" means any and all property of Borrower which is assigned or hereafter is assigned to Bank as security or in which Bank now has or hereafter acquires a security interest.

          "Eligible Accounts" Eligible Accounts shall only include such accounts as Bank in its sole discretion shall determine are eligible from time to time. "Eligible Accounts" shall also NOT include any of the following:

          (1)  All Accounts under which payment is not received within ninety
(90) days from any invoice date;

         (2) All Accounts against which the account debtor or any other person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by the Account;

         (3) Any Accounts if the account debtor or any other person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors or whose credit standing is unacceptable to Bank and Bank has so notified Borrower.

         (4)   Account balances over ninety (90) days from invoice date .

         (5)   Credit balances.

         (6) Accounts due from a debtor if twenty five (25%) or more of the aggregate amount of accounts of such debtor have at that time remained unpaid for more than ninety (90) days from invoice date.

         (7) For accounts representing more than ten (10%) of Borrower"s total accounts receivable, the balance in excess of (10%) is not eligible. However, the Bank may deem, in its sole discretion, the entire amount, or any portion thereof, ineligible.

         (8) Accounts with respect to international transactions unless insured by an insurance company acceptable to the Bank or covered by letters of credit issued or confirmed by a bank acceptable to the Bank. Bank, in its sole discretion, may deem as eligible amounts due from major, publicly owned foreign companies. Amounts due from Merial SAS shall be included in Eligible Accounts, unless Borrower is notified by Bank that the balance or any portions is ineligible.

         (9) Accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary or affiliate of Borrower.

         (10) Accounts where the account debtor is a seller to Borrower, whereby a potential offset (contra) exists.

         (11)  Consignment or guaranteed sales.

         (12)  Contract receivables; bill and hold accounts.

         (13)  Collection accounts.

         (14)  C.O.D. accounts.

         (15)  Salesmen"s accounts for promotional purposes.

         (16) All United States Government receivables, unless formally assigned to the Bank.

         (17) Accounts representing billings for service or maintenance contracts or for inventory or equipment on rent to the account debtor.

         (18) Any open account requiring future performance or for which there may be any offsetting claims or return privileges (Deferred revenues).

         (19) Accounts invoiced for goods or merchandise not shipped to or services not rendered for the account debtor (Pre-billings).

         "Inventory" means all of the Borrower"s goods, merchandise and other personal property which are held for sale or lease, including those held for display or demonstration or out on lease or consignment or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed, or to be used or consumed in Borrower"s business, and shall include all property rights, patents, copyrights, trademarks, plans, drawings, diagrams, schematics, assembly and display materials relating thereto.

         "Eligible Inventory" means Inventory eligible for advances hereunder and shall be that Inventory deemed acceptable by Bank, and shall NOT include the following:

         (1)   Supplies (e.g. packaging).

         (2) Raw materials / purchased parts raw materials not in saleable form.

         (3)   Work in process.

         (4)   Inventory consigned to sales representatives.

         (5)   Obsolete inventory.

         (6)   Inventory reserve amounts.

         (7)   Finished goods with no/low liquidation value.

         (8) Inventory in private warehouses (unless proper UCC-1 filing and a warehouse bailment agreement are in place).

         (9)   Defective or inventory under repair.

         (10)  Inventory not insured naming Bank as Loss Payee.

         (11)  All other Inventory deemed ineligible by Bank.

(f) Requests for ABL Loans. Requests for ABL Loans hereunder shall be in writing duly executed by Borrower in a form satisfactory to Bank and shall contain a certification setting forth the matters referred to in Section 1, which shall disclose that Borrower is entitled to the amount of Loan being requested.

(g) Letter of Credit Usage and Sublimit. Subject to availability under the Borrowing Base, at any time and from time to time from the date hereof through the banking day immediately prior to the ABL Maturity Date, Bank shall issue for the account of Borrower such standby and commercial letters of credit ("Letters of Credit") as Borrower may request, which requests shall be made by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under
               --------  -------
all such Letters of Credit (i) shall not at any time exceed One Million Dollars ($1,000,000) ("Letter of Credit Sublimit") and (ii) shall be deemed to constitute ABL Loans for the purpose of calculating availability under the Borrowing Base. Unless agreed to in writing by Bank, no Letter of Credit shall have an expiration date that is later than the ABL Maturity Date. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement and other agreements required by Bank. Borrower will pay all usual issuance and other fees that Bank notifies Borrower it will be charged for issuing and processing Letters of Credit for Borrower.

(h) Late Charge. If any installment payment, interest payment, principal payment or principal balance due under the ABL Loans is delinquent ten
(10) or more days, Borrower agrees to pay Bank a late charge in the amount of five percent (5%) of the payment so due and unpaid, in addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the Bank to accept any past due payment or less than the total unpaid principal balance after maturity. All payments, at Bank"s sole discretion, shall be applied first to any late charges owing, then to interest and the remainder, if any, to principal.

(i) Default Rate. If an Event of Default occurs hereunder, then during the continuance thereof at the Bank's option, the interest rate shall be five percent (5%) per year in excess of the rate otherwise applicable.

1.3  New Section 1.07 Applicable Margin. A new Section 1.07 of the Credit
     ----------------------------------
     Agreement is inserted as follows:

     1.07 Applicable Margin. The Applicable Prime Rate Margin (as set forth below) will be determined by the Bank after review of the Funded Senior Debt to EBITDA of the Borrower as follows:

                      Senior Funded Debt to EBITDA    Interest Rate
                      ----------------------------    -------------

       Level III:     Greater than or equal to 4.0x      P+ 2.50%
       Level II:      3.0x but less than 4.0x            P+ 2.00%
       Level I:       Less than 3.0x                     P+ 1.50%

     The Bank will determine the Applicable Prime Rate Margin for each fiscal quarter on the forty-fifth (45th) day following the last day of the immediately preceding fiscal quarter by reference to the Compliance Certificate delivered to Bank by the Borrower pursuant to

     Section 4.05 (d) of the Agreement, beginning with the quarter ending December 31, 2000. The Senior Debt to EBITDA Ratio for the immediately preceding quarter must meet the above-referenced thresholds for any decrease in the Applicable Prime Rate Margin to occur.

     The initial Applicable Prime Rate Margin will be 2.50%.

1.4  Amendment of Section 4.06 Working Capital. Section 4.06 of the Credit
     -----------------------------------------
     Agreement is hereby amended and restated in its entirety as follows:

     4.06 Working Capital. Maintain at all times working capital, meaning current assets (excluding all amounts due from stockholders, officers and affiliates) minus total current liabilities (including all amounts due to stockholders, officers and affiliates; and One Million Two Hundred Thousand Dollars ($1,200,000) representing (twelve) 12 months of scheduled principal payments due pursuant to Section 1.01(a)) of not less than Five Million Dollars ($5,000,000).

1.5  Amendment of Section 4.07 Tangible Net Worth. Section 4.07 of the Credit
     --------------------------------------------
     Agreement is hereby amended and restated in its entirety as follows:

     4.07 Tangible Net Worth. Maintain at all times a consolidated Tangible Net Worth (defined as stockholder's equity less any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items, and any amounts due from stockholders, officers and affiliates) plus Subordinated Debt, meaning debt subordinated to the obligations of Borrower to Bank, in form and substance satisfactory to Bank, of not less than Five Million Dollars ($5,000,000), calculated in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower. The calculation of Tangible Net Worth shall exclude non-cash cumulative translation adjustments related to foreign currency exchange rates.

1.6  Amendment of Section 4.08 Fixed Charge Coverage Ratio. Section 4.08 of the
     -----------------------------------------------------
     Credit Agreement is hereby amended and restated in its entirety as follows:

     4.08 Fixed Charge Coverage Ratio. Maintain at all times on a consolidated basis a Fixed Charge Coverage Ratio of not less than 0.50 to
     1.0 as of September 30, 2000; of not less than 0.65 to 1.0 as of December 31, 2000; of not less than 1.0 to 1.0 as of March 31, 2001; of not less than 1.15 to 1.0 as of June 30, 2001; and of not less than 1.50 to 1.0 beginning with September 30, 2001 through maturity. Fixed Charge Coverage Ratio is defined as the ratio of EBITDA divided by the sum of (a) One Million Two Hundred Thousand Dollars ($1,200,000) of Term Debt provided for in Section 1.01 herein, plus (b) capital lease expense, (c) plus interest expense, (d) plus cash state and federal income taxes actually paid. EBITDA shall mean the sum of (a) net income after taxes, plus (b) interest expense, plus (c) consolidated income tax expense, plus (d) depreciation and amortization expense. EBITDA shall exclude non-cash cumulative translation adjustments related to foreign currency exchange rates

1.7   Amendment of Section 4.09 Funded Senior Debt to EBITDA.  Section 4.08 of
      --------------------------------------------------------
      the Credit Agreement is hereby amended and restated in its entirety as follows:

      4.09 Funded Senior Debt to EBITDA. Maintain at all times on a consolidated basis a ratio of Funded Senior Debt to EBITDA of not more than 6.75 to 1.0 as of September 30, 2000; of not more than 5.0 to 1.0 as of December 31, 2000; of not more than 3.75 to 1.0 as of March 31, 2001; of not more than 3.0 to 1.0 as of June 30, 2001; and of not more than 2.5 to 1.0 beginning with September 30, 2001 through maturity. Funded Senior Debt shall mean all liabilities of whatever nature or duration consisting of indebtedness for borrowed money or indebtedness (including obligations under capital leases but excluding debt subordinated to the obligations of Borrower to Bank) incurred to finance the purchase of any asset (including letter of credit obligations).

      For purposes of determining the Funded Senior Debt to EBITDA Ratio and the Fixed Charge Coverage Ratio, EBITDA shall be calculated as set forth in the table below opposite the applicable Test Date:

                Test Date                           EBITDA Calculation
                ---------                           ------------------

                9/30/00 EBITDA for the prior two fiscal quarters ended on the test date multiplied by 2.

                12/31/00 EBITDA for the prior three fiscal quarters ended on the test date multiplied by 4 then divided by 3.

                3/31/00 EBITDA for the prior three fiscal quarters ended on the test date divided by 3 then multiplied by 4.

                3/31/01 and                 EBITDA for the prior four fiscal
                each quarter                quarters ended on the test date
                thereafter



1.8   New Section 4.05 (h) Accounts Receivable and Accounts Payable Agings;
      --------------------------------------------------------------------
      Inventory Activity. A new Section 4.05 (h) of the Credit Agreement is inserted as follows:

      (h) Accounts Receivable And Accounts Payable Agings; Inventory Activity. Within fifteen (15) days from each month-end, deliver to Bank a detailed accounts receivable aging reconciled to the general ledger of Borrower; a detailed accounts payable aging reconciled to the Borrower's general ledger and setting forth the amount of any book overdraft or the amount of checks issued but not sent; and an inventory certification outlining both inventory composition and activity for the month. All the foregoing will be in a form and with such detail as Bank may request from time to time.

1.9      New Section 4.05 (i) Transaction Reports.  A new Section 4.05 (i) of
         ----------------------------------------
      the Credit Agreement is inserted as follows:

      (i) Transaction Reports. Deliver to Bank monthly transaction reports, together with payments in kind, including Collateral activity and appropriate loan activity, certified by an authorized signer of Borrower. The monthly reports delivered to Bank include the following Bank forms:
      AC-1 Accounts Receivable And Inventory Transaction Report and AC-11 Computation of Ineligible Accounts Receivable.

1.10     New Section 4.05 (j) List of Customers.  A new Section 4.05 (j) of the
         --------------------------------------
      Credit Agreement is inserted as follows:

      (j) List of Customers. On a quarterly basis or more frequently if requested by Bank, provide Bank with an alphabetized list of customers including addresses.

1.11     New Section 4.15 Audits.  A new Section 4.15 of the Credit Agreement is
         -----------------------
      inserted as follows:

      4.15 Audits. Permit representatives of Bank to conduct audits of Borrower's books and records relating to the Accounts, Inventory and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense; provided further that, prior to an Event of Default, Borrower shall not be responsible for the expense of more than two (2) such audits, in any fiscal year. Notwithstanding any of the provisions contained in Section 1.02 hereof, Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to adjust the Borrowing Base percentage, in its sole and reasonable discretion, based on its review of the results of such collateral audit.


1.12   New Section 4.16 Asset Sales.  A new Section 4.16 of the Credit Agreement
       ----------------------------
      is inserted as follows:

      4.16 Asset Sales. Borrower shall pay to Bank, on the first Business Day following Borrower's receipt thereof, one hundred percent (100%) of the net cash proceeds derived from each and all of its asset sales occurring outside of the ordinary course of business; provided, however, in accordance with Section 5.05, Borrower shall not conduct or consummate any asset sales unless and until the prior written consent of Bank has been obtained. Bank shall apply such net cash proceeds FIRST toward the remaining scheduled principal reduction payments on the Term Loans required by Section 1.01(a) in inverse order of their maturity, and SECOND toward outstanding ABL Loans; provided, that upon the occurrence and during the continuance of an Event of Default, Agent shall apply such net cash proceeds against the obligations outstanding under Sections 1.01 and 1.02 on a pro rata basis.

1.13   New Section 4.17 Covenants Relating to Collateral.  A new Section 4.17
       -------------------------------------------------
      of the Credit Agreement is inserted as follows:

        4.17 Covenants Relating to Collateral. In addition to any covenants in any Loan Document relating to any Collateral the Borrower agrees:

(a) To execute and deliver to Bank such assignments, including Bank's standard forms of Specific or General Assignment covering individual Accounts, notices, financing statements, and other documents and papers as Bank may require in order to affirm, effectuate or further assure the assignment to Bank of the Collateral or to give any third party, including the account debtors obligated on the Accounts, notice of Bank's interest in the Collateral.

 (b) Until Bank exercises its rights to collect the Accounts and Inventory proceeds pursuant to Section 4.17 (e), Borrower will collect with diligence all Borrower's Accounts and Inventory proceeds. Any collection of Accounts or Inventory proceeds by Borrower, whether in the form of cash, checks, notes, or other instruments for the payment of money (properly endorsed or assigned where required to enable Bank to collect same), shall be in trust for Bank, and Borrower shall keep all such collections separate and apart from all other funds and property so as to be capable of identification as the property of Bank and deliver said collections, together with the proceeds of all cash sales, daily to Bank in the identical form received. The proceeds of such collections when received by Bank may be applied by Bank directly to the payment of Borrower"s Loan Account or any other obligation secured hereby. Any credit given by Bank upon receipt of said proceeds shall be conditional credit subject to collection. Returned items at Bank"s option may be charged to Borrower"s general account. All collections of the Accounts and Inventory proceeds shall be set forth on an itemized schedule, showing the name of the account debtor, the amount of each payment and such other information as Bank may request.

(c) That until Bank exercises its rights to collect the Accounts or Inventory proceeds pursuant to Section 4.17 (e), Borrower may continue its present policies with respect to returned merchandise and adjustments. However, Borrower shall, within 10 days of the end of each month notify Bank of all cases involving returns, repossessions, and loss or damage of or to merchandise represented by the Accounts or constituting Inventory and of any credits, adjustments or disputes arising in connection with the goods or services represented by the Accounts or constituting Inventory and, in any of such events, Borrower will immediately pay to Bank from its own funds (and not from the proceeds of Accounts or Inventory) for application to Borrower"s Loan Account or any other obligation secured hereby the amount of any credit for such returned or repossessed merchandise and adjustments made to any of the Accounts. Until payment is made as provided herein or until release by Bank from its security interest, all merchandise returned to or repossessed by Borrower shall be set aside and identified as the property of Bank and Bank shall be entitled to enter upon any premises where such merchandise is located and take immediate possession thereof and remove same.

(d) To promptly notify Bank of any attachment or other legal process levied against any of the Collateral and any information received by Borrower relative to the Collateral, including the

Accounts, the account debtors or other persons obligated in connection therewith, which may in any way affect the value of the Collateral or the rights and remedies of Bank in respect thereto

(e) That Bank may at any time upon the occurrence and continuance of an Event of Default hereunder, , without prior notice to Borrower, collect the Accounts and Inventory proceeds and may give notice of assignment to any and all account debtors, and Borrower does hereby make, constitute and appoint Bank its irrevocable, true and lawful attorney with power to receive, open and dispose of all mail addressed to Borrower, to endorse the name of Borrower upon any checks or other evidences of payment that may come into the possession of Bank upon the Accounts or as proceeds of Inventory; to endorse the name of the undersigned upon any document or instrument relating to the Collateral; in its name or otherwise, to demand, sue for, collect and give acquittances for any and all moneys due or to become due upon the Accounts; to compromise, prosecute or defend any action, claim or proceeding with respect thereto; and to do any and all things necessary and proper to carry out the purpose herein contemplated.

(f) To do all acts necessary to maintain, preserve, and protect the Inventory, keep all Inventory in good condition and repair and not to cause any waste or unusual or unreasonable depreciation thereof.

(g) In the event any unpaid balance of Borrower's Loan Account shall exceed the maximum amount of outstanding Loans to which the Borrower is entitled under
Section 1 hereof, Borrower shall immediately pay to Bank for credit to Borrower"s Loan Account the amount of such excess.

1.14  New Section 6.12 Warrant Agreement.  A new Section 6.12 of the Credit
      ----------------------------------
      Agreement is inserted as follows:

      6.12 Warrant Agreement. Failure of Borrower to execute documents granting Bank warrants to purchase up to 250,000 shares of Borrower's common stock at an exercise price of $2.00 per share on or before December 8, 2000. Warrants will be issued using Bank's standard form documentation, which shall include, without limitation, a net exercise provision, anti-dilution protection, piggy-back registration rights, and a seven year maturity.

                            ARTICLE 2 - CONDITIONS
                            ----------------------

2.1   Conditions Precedent. This Amendment shall be effective upon
      --------------------
satisfaction of all of the following conditions precedent, as determined by the Bank in its sole discretion:

                  (a) the Bank shall have received the following documents, duly executed and delivered by each of the parties specified therein: (i) this Amendment; (ii) a new promissory note reflecting the revised Term Loan amount set forth in Section 1.01 of the Credit Agreement; UCC-1 financing statements for the state of New York and each other jurisdiction that Bank shall reasonably require;

                  (b) the Borrower shall have paid the Bank an amendment fee of Thirty Five Thousand Dollars ($35,000) and a documentation fee of Three Hundred Dollars ($300); and

                  (c) the Borrower shall have delivered to the Bank such other documents and taken such actions as the Bank may request to evidence and effectuate the transactions evidenced hereby.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

3.1   Borrower's Representations and Warranties.  In order to induce the Bank
      -----------------------------------------
to enter into this Amendment, the Borrower represents and warrants to the Bank that:

                  (a) this Amendment and all other agreements and instruments executed or delivered to be executed or delivered in connection herewith constitute the valid, binding and enforceable obligations of the Borrower.

                  (b) the Borrower's representations and warranties contained in the Credit Agreement are true and correct in all respects on and as of the date hereof as though made on and as of the date hereof and that except as expressly disclosed by the Borrower to the Bank in writing, no Event of Default has occurred and is continuing as of the date hereof.

3.2   Acknowledgment of Borrower. The Borrower expressly acknowledges and agrees
      --------------------------
that as of the date of this Amendment, it has no offsets, claims or defenses whatsoever against any of the indebtedness owing by the Borrower to the Bank under the Credit Agreement.

                        ARTICLE 4 - GENERAL PROVISIONS
                        ------------------------------

4.1   Full Force and Effect. The Credit Agreement, as amended hereby, shall be
      ---------------------
and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Credit Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Credit Agreement.

4.2.  Counterparts. This Amendment may be executed in any number of
      ------------
counterparts, each of which when so executed and delivered shall be deemed to be an original and that all of which taken together shall constitute one and the same instrument, respectively. Delivery of an executed counterpart of this Amendment by facsimile shall be equally effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart by facsimile shall also deliver a manually executed counterpart of this Amendment, but failure to do so shall not effect the validity, enforceability, of binding effect of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.


"BANK"                                    "BORROWER"
Imperial Bank                             Synbiotics Corporation

By:  /s/ Jamie Harney                     By:  /s/ Michael K. Green
     ----------------                          --------------------
     Jamie Harney                              Michael K. Green, VP-Finance/CFO
     Vice President